    As filed with the Securities and Exchange Commission on December 21, 2001
                                                    Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                             --------------------------

                                      FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                             THE SECURITIES ACT OF 1933
                             --------------------------

                             GREAT LAKES AVIATION, LTD.
               (Exact Name of Registrant as Specified in its Charter)

                   IOWA                                  42-1135319
     (State or Other Jurisdiction of        (I.R.S. Employer Identification No.)
      Incorporation or Organization)

                                 1022 AIRPORT PARKWAY
                                CHEYENNE, WYOMING 82001
             (Address, Including Zip Code of Principal Executive offices)
                                 --------------------
                              GREAT LAKES AVIATION, LTD.
                                1993 STOCK OPTION PLAN
                            1993 DIRECTOR STOCK OPTION PLAN
                               (Full Title of the Plan)
                              --------------------------

                                    DOUGLAS G. VOSS
                                 1022 Airport Parkway
                                Cheyenne, Wyoming 82001
                        (Name and address of agent for service)
                                    (307) 432-7000
             (Telephone number, including area code, of agent for service)
                                      COPIES TO:
                               THOMAS F. STEICHEN, ESQ.
                      Briggs and Morgan, Professional Association
                                    2400 IDS Center
                             Minneapolis, Minnesota 55402
                                    (612) 334-8400


                            CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                           Proposed maximum     Proposed maximum     Amount of
                                                        Amount to be      offering price per   aggregate offering   registration
Title of each class of securities to be registered     registered (1)          share (2)              price           fee (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
     $.01 per share)..........................         700,000 shares                $0.48             $336,000           $81
---------------------------------------------------------------------------------------------------------------------------------

(1)This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Great Lakes Aviation, Ltd. 1993 Stock Option Plan or the Great Lakes Aviation, Ltd. 1993 Director Stock Option Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices for such stock as reported by the Nasdaq SmallCap Market on December 19, 2001.
================================================================================
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REGISTRATION OF ADDITIONAL SECURITIES

      This Registration Statement is being filed by Great Lakes Aviation, Ltd. (the "Company") pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, to register an additional 500,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), issuable pursuant to the Company's 1993 Stock Option Plan (the "1993 Stock Option Plan") and to register an additional 200,000 shares of the Company's Common Stock issuable pursuant to the Company's 1993 Director Stock Option Plan (the "1993 Director Stock Option Plan"). 500,000 shares of Common Stock issuable under the 1993 Stock Option Plan and 100,000 shares of Common Stock issuable under the 1993 Director Stock Option Plan have been previously registered pursuant to the Company's Form S-8 Registration Statement filed with the Securities and Exchange Commission on April 5, 1995 (Registration No. 333-90926). The information contained in the Company's Form S-8 Registration Statement dated April 5, 1995 is hereby incorporated by reference in this registration statement.

                                     PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      We incorporate herein by reference the following documents or portions of documents, as of their respective dates as filed with the Securities and Exchange Commission:

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC in Washington, D.C., New York, New York and Chicago, Illinois. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's Web Site at "http://www.sec.gov."

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate herein by reference the following documents or portions of documents, as of their respective dates as filed with the SEC:

      -     Annual Report on Form 10-K for the year ended December 31,
            2000;

      - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

      - Definitive Schedule 14A (Proxy Statement) filed with the Commission on April 27, 2001; and

      - Description of our Common Stock contained in our Registration Statement on Form 8-A (No. 0-23224) filed on January 18, 1994.

      All reports and other documents that we subsequently filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 851 of the Iowa Business Corporation Act, permits a corporation through its Articles of Incorporation to eliminate its directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve a knowing violation of law, and transactions from which the director derives an improper personal benefit or which result in an unlawful distribution to the stockholders. The limitation of liability provision does not eliminate a stockholder's right to seek non-monetary, equitable remedies such as injunction or recission to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations and there may be instances in which no effective remedy is available.

      We maintain directors and officers insurance against liability which may be incurred by directors and officers in such capacities.

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      Article 4 of our Amended and Restated Articles of Incorporation and our
Bylaws provide that our past and present directors and officers shall be indemnified by us in accordance with the terms of the Iowa Business Corporation Act.

ITEM 8.  EXHIBITS.


Number                     Description
------                     ------------
5.1                        Opinion of Briggs and Morgan, Professional Association.

23.1                       Independent Auditor's Consent.

23.3                       Consent of Briggs and Morgan, Professional Association (included in Exhibit 5.1).

24.1                       Powers of Attorney (included on Signature Page).

ITEM 9.  UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cheyenne, State of Wyoming, on the 21st day of December, 2001.

                                    GREAT LAKES AVIATION, LTD.


                                    By  /s/ Douglas G.Voss
                                       ------------------------------
                                       Douglas G. Voss, President and
                                         Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas G. Voss or Richard A. Hanson or either of them (with full power to act alone), as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Douglas G. Voss                             Chief Executive Officer                    December 21, 2001
------------------------                        (Principal Executive Officer)
Douglas G. Voss

/s/ Richard A. Hanson                           Vice President-Finnace                     December 21, 2001
------------------------                        (Principal Financial Officer and
Richard A. Hanson                               Principal Accounting Officer)


/s/ Vernon A. Mickelson                         Director                                   December 21, 2001
------------------------
Vernon A. Mickelson

/s/ Gayle R. Brandt                             Director                                   December 21, 2001
------------------------
Gayle R. Brandt

/s/ Ivan L. Simpson                             Director                                   December 21, 2001
------------------------
Ivan L. Simpson

                                  EXHIBIT INDEX


Exhibit
Number            Description
--------          ------------
5.1               Opinion of Briggs and Morgan, Professional Association

23.1              Independent Auditor's Consent.

23.3              Consent of Briggs and Morgan, Professional Association (included in Exhibit 5.1).

24.1              Powers of Attorney (included on Signature Page).